Northern Empire Bancshares Announces Record Earnings of $18.3 Million for 2006

SANTA ROSA, CA -- 01/24/2007 -- Northern Empire Bancshares (NASDAQ: NREB), the financial holding company for Sonoma National Bank, reported annual net income of $18.3 million for the year end 2006 compared to $17.2 million for the year end 2005, an increase of 6.4%. Diluted earnings per share for the year ended December 31, 2006 were $1.61 compared to $1.52 for the year ended December 31, 2005. Earnings for 2006 were impacted by pre-tax expenses of approximately $751,000, related to the proposed merger with Sterling Financial Corporation (Sterling). Annualized return on average assets was 1.39% and return on average equity was 15.52% for the year ended December 31, 2006.

On September 18, 2006, Northern Empire Bancshares announced the signing of a definitive agreement in connection with the proposed merger of Northern Empire Bancshares and Sterling Financial Corporation headquartered in Spokane, Washington. Deborah Meekins, President & CEO of Northern Empire Bancshares commented, "The announcement of the proposed merger with Sterling Financial Corporation has been very positive. Our cultures are very similar and the enhanced innovation and technology Sterling brings will prove very beneficial to our customers and provide greater opportunities for future growth. The proposed merger is subject to regulatory approvals and approval by the shareholders of both NREB and Sterling. A special meeting of NREB shareholders will be held for this purpose on Tuesday, February 20, 2007, at 5:00 p.m. at 801 Fourth Street, Santa Rosa, California."

Net interest income totaled $48.3 million in 2006, an increase of 5.7% from $45.7 million reported for the prior year. This reflects an increase in average earnings assets of $148.7 million, or 13.0% which was partially offset by a 26 basis point decline in net interest margin, from 3.99% in 2005 to 3.73% for 2006. Ms. Meekins stated, "The margin compression is a trend which continues to impact the banking industry and is a result of a flat yield curve, the Federal Reserve's past rate increases and strong competition in all lines of business."

The Company's efficiency ratio for 2006 increased slightly and totaled 38.57% compared to 36.96% in 2005, primarily due to merger related expenses. The efficiency ratio in both 2005 and 2006 are considered low when compared to industry averages. Non-interest income of $4.6 million in 2006 versus $4.4 million in 2005 increased 4.5%. Gain on sales of loans increased $100,000 in 2006 when compared to 2005 and totaled $3.1 million.

Total assets at December 31, 2006 were $1.36 billion, an increase of 10.6% from the $1.23 billion reported one year ago. Total loans grew 10.9% to $1.22 billion at December 31, 2006 compared to $1.10 billion at year end 2005.

Loan quality at Sonoma National has historically been extremely sound, with a low level of non-performing loans and no net charge-offs in 2006. At December 31, 2006, non-performing loans increased to $2.3 million, or 0.17% of total loans which is considered a low level when compared to industry standards. The Bank added $1.75 million to reserves in recognition of the 10.9% loan growth over the past twelve months. The allowance for loan losses was $12.5 million at December 31, 2006.

Deposits totaled $978.4 million at December 31, 2006, an increase of 10.2% when compared to $888.0 million reported one year ago. Sonoma National Bank will open its 13th branch in early February 2007 in Novato, California, located in northern Marin County. The Bank continues to utilize Federal Home Loan Bank advances as a funding source. At December 31, 2006, advances totaled $249.3 million, up 8.2%, when compared to advances of $230.4 million at December 31, 2005.

The Company remained well capitalized, with total risk-based capital of 12.24% at December 31, 2006. Total capital equaled $127.3 million on December 31, 2006, an increase of 18.6% compared to $107.3 million on December 31, 2005.

About the Company

Northern Empire Bancshares, the financial holding company for Sonoma National Bank, was incorporated in 1982. The Bank specializes in commercial real estate lending and is a leading SBA lender in the North Bay area; it has twelve branch locations -- nine in Sonoma County, of which four are in-store banking offices, two in Contra Costa and one in Marin County. The Bank also has loan production offices in San Francisco, Walnut Creek, San Rafael, Sacramento, and Phoenix, Arizona. Northern Empire Bancshares announced the signing of a proposed merger agreement with Sterling Financial Corporation on September 18, 2006. For more information on Northern Empire Bancshares and Sonoma National Bank, please refer to the Company's Website at www.snbank.com.

Forward-Looking Statements

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares' Securities and Exchange Commission filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. Northern Empire Bancshares disclaims any intent or obligation to update these forward-looking statements.

                        NORTHERN EMPIRE BANCSHARES
                        CONSOLIDATED BALANCE SHEETS

                                            December 31,     December 31,
                                                2006             2005
                                          ---------------  ---------------
                                            (Unaudited)       (Audited)
ASSETS
   Cash and due from banks                $    23,509,000  $    28,936,000
   Federal funds sold                          91,843,000       30,188,000
                                          ---------------  ---------------
      Total cash and cash equivalents         115,352,000       59,124,000

   Securities available for sale                1,093,000       50,488,000
   Federal Reserve Bank stock                     166,000          166,000
   Federal Home Loan Bank stock                15,243,000       11,731,000

   Total loans and leases                   1,221,237,000    1,101,521,000
   Allowance for loan and lease losses        (12,499,000)     (10,749,000)
                                          ---------------  ---------------
      Total Loans and leases, net           1,208,738,000    1,090,772,000

   Premises and equipment, net                  2,654,000        3,292,000
   Accrued interest receivable and other
    assets                                     18,641,000       16,161,000
                                          ---------------  ---------------

      Total assets                        $ 1,361,887,000  $ 1,231,734,000
                                          ===============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Noninterest-bearing                 $    97,004,000  $    80,808,000
      Interest-bearing                        881,386,000      807,219,000
                                          ---------------  ---------------
         Total deposits                       978,390,000      888,027,000

   Federal Home Loan Bank advances            249,340,000      230,379,000
   Accrued expenses and other
    liabilities                                 6,833,000        6,021,000
                                          ---------------  ---------------
         Total liabilities                  1,234,563,000    1,124,427,000
                                          ---------------  ---------------

SHAREHOLDERS' EQUITY
   Common stock                                74,562,000       60,655,000
   Additional paid-in-capital                   8,388,000        7,681,000
   Retained earnings                           44,378,000       39,072,000
   Accumulated other comprehensive
    income (loss)                                  (4,000)        (101,000)
                                          ---------------  ---------------
      Total shareholders' equity              127,324,000      107,307,000
                                          ---------------  ---------------

      Total liabilities and
       shareholders' equity               $ 1,361,887,000  $ 1,231,734,000
                                          ===============  ===============

                        NORTHERN EMPIRE BANCSHARES
                      CONSOLIDATED REPORTS OF INCOME

                        THREE MONTHS THREE MONTHS
                           ENDED        ENDED     YEAR ENDED   YEAR ENDED
                        December 31, December 31, December 31, December 31,
                            2006         2005         2006         2005
                        ------------ ------------ ------------ ------------
                        (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)

INTEREST INCOME
   Loans, including
    fees                $ 23,802,000 $ 19,240,000 $ 89,545,000 $ 70,621,000
   Investment
    securities               349,000      708,000    2,095,000    1,546,000
   Federal funds sold      1,232,000      289,000    3,310,000    2,171,000
                        ------------ ------------ ------------ ------------
      Total interest
       income             25,383,000   20,237,000   94,950,000   74,338,000

INTEREST EXPENSE
   Deposits               10,114,000    6,535,000   33,403,000   21,533,000
   Federal Home Loan
    Bank advances          3,267,000    1,991,000   13,271,000    7,113,000
                        ------------ ------------ ------------ ------------
      Total interest
       expense            13,381,000    8,526,000   46,674,000   28,646,000
                        ------------ ------------ ------------ ------------

      Net interest
       income             12,002,000   11,711,000   48,276,000   45,692,000

   Provision for loan
    and lease losses         350,000      600,000    1,750,000    2,250,000
                        ------------ ------------ ------------ ------------

      Net interest
       income after
       provision for
       loan and lease
       losses             11,652,000   11,111,000   46,526,000   43,442,000

NON INTEREST INCOME
   Service charges on
    deposit accounts         108,000      126,000      466,000      494,000
   Net gain on sales of
    loans                    707,000      854,000    3,122,000    3,022,000
   Other income              281,000      214,000    1,057,000      876,000
                        ------------ ------------ ------------ ------------
      Total non
       interest income     1,096,000    1,194,000    4,645,000    4,392,000

NON INTEREST EXPENSE
   Salaries and
    benefits               3,037,000    2,679,000   12,541,000   11,078,000
   Occupancy                 560,000      504,000    2,130,000    1,907,000
   Furniture and
    equipment                280,000      277,000    1,146,000    1,132,000
   Other expense           1,145,000      969,000    4,601,000    4,397,000
                        ------------ ------------ ------------ ------------
      Total non
       interest expense    5,022,000    4,429,000   20,418,000   18,514,000
                        ------------ ------------ ------------ ------------

      Income before
       income tax
       provision           7,726,000    7,876,000   30,753,000   29,320,000

   Income tax provision    3,111,000    3,267,000   12,457,000   12,073,000
                        ------------ ------------ ------------ ------------

      Net income        $  4,615,000 $  4,609,000 $ 18,296,000 $ 17,247,000
                        ============ ============ ============ ============

   Basic earnings per
    share               $       0.42 $       0.42 $       1.67 $       1.58

   Diluted earnings per
    share               $       0.41 $       0.40 $       1.61 $       1.52

                        NORTHERN EMPIRE BANCSHARES
                    CONSOLIDATED FINANCIAL HIGHLIGHTS
                                (Unaudited)

                                                         Year ended
                             Fourth quarter             December 31,
                        ------------------------  ------------------------
(dollars in thousands
 except per share data)     2006         2005         2006         2005
                        -----------  -----------  -----------  -----------

EARNINGS
   Net interest income  $    12,003  $    11,711  $    48,276  $    45,692
   Provision for loan
    and lease losses    $       350  $       600  $     1,750  $     2,250
   Noninterest income   $     1,096  $     1,194  $     4,645  $     4,392
   Noninterest expense  $     5,022  $     4,430  $    20,418  $    18,514
   Net income           $     4,615  $     4,609  $    18,296  $    17,247
   Basic earnings per
    share*              $      0.42  $      0.42  $      1.67  $      1.58
   Diluted earnings per
    share*              $      0.41  $      0.40  $      1.61  $      1.52
   Average shares
    outstanding*         10,985,143   10,916,320   10,946,668   10,896,884
   Average diluted
    shares outstanding*  11,349,448   11,380,189   11,362,834   11,369,375

PERFORMANCE RATIOS
   Return on average
    assets                     1.35%        1.51%        1.39%        1.47%
   Return on average
    common equity             14.64%       17.27%       15.52%       17.33%
   Net interest margin         3.56%        3.92%        3.73%        3.99%
   Efficiency ratio           38.34%       34.33%       38.57%       36.96%
   Full-time equivalent
    employees                   172          172          172          172

CAPITAL
   Average equity to
    average assets             9.19%        8.73%        8.95%        8.47%
   Tier 1 leverage
    capital ratio              9.33%        8.84%        9.33%        8.84%
   Tier 1 risk-based
    capital ratio             11.12%       11.04%       11.12%       11.04%
   Total risk-based
    capital ratio             12.24%       12.18%       12.24%       12.18%
   Book value per
    share*              $     11.56  $      9.83  $     11.56  $      9.83

ASSET QUALITY
   Gross loan
    charge-offs         $         0  $         0  $         0  $         0
   Net loan charge-offs $         0  $         0  $         0  $         0
   Net loan charge-offs
    to average loans           0.00%        0.00%        0.00%        0.00%
   Allowance for loan
    losses              $    12,499  $    10,749  $    12,499  $    10,749
   Allowance for losses
    to total loans             1.02%        0.98%        1.02%        0.98%
   Nonperforming loans  $     2,315  $       618  $     2,315  $       618
   Other real estate
    and repossessed
    assets              $         0  $         0  $         0  $         0
   Nonperforming assets
    to total assets            0.17%        0.05%        0.17%        0.05%

END OF PERIOD BALANCES
   Loans                $ 1,221,237  $ 1,101,521  $ 1,221,237  $ 1,101,521
   Total earning assets
    (before allowance)  $ 1,339,136  $ 1,192,448  $ 1,339,136  $ 1,192,448
   Total assets         $ 1,361,887  $ 1,231,734  $ 1,361,887  $ 1,231,734
   Deposits             $   978,390  $   888,027  $   978,390  $   888,027
   Shareholders' equity $   127,324  $   107,307  $   127,324  $   107,307

*  Adjusted for 5% stock dividend declared in March 2006.

For additional information contact:

Deborah A. Meekins
President & CEO
Northern Empire Bancshares
(707) 579-2265